EXHIBIT 99.1

Air Methods Provides 1st Quarter Update

DENVER, April 27, 2010 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, provided an update on first quarter 2010 preliminary results.

Based on preliminary 2010 first quarter results, total community-based patient transports were 8,592. Patients transported for community bases in operation greater than one year decreased 1,238 transports or 13%, while weather cancellations for these same bases increased by 635 transports compared with the prior-year quarter. In addition to the increased weather cancellations, requests for community-based service decreased by 8% for bases open greater than one year, partially attributed to the effect of the more severe weather on overall need for service.  Preliminary net revenue per community-based transport was $7,621, as compared with $7,305 in the prior-year quarter, a 4% increase.

Preliminary maintenance expense increased $1.9 million, or 10%, as compared with the prior-year quarter, despite a decrease in total flight hours of 14%. The increase was attributed to a total of 20 major maintenance events, such as engine and transmission overhauls, during the quarter as compared with 11 in the prior-year quarter.

As a result of the lower flight volumes and higher maintenance expenses, the company expects to report near breakeven results for first quarter 2010 net earnings.  The Company noted that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, "While we are disappointed by the weak patient flight volumes and very high maintenance expenditures experienced during our first quarter, current-month community-based patient flight volume through April 25th projects a return to growth in total transports as compared with the prior-year month. This improvement is attributed to more moderate weather conditions. Maintenance costs per flight hour during the quarter were unusually high; and therefore, we would anticipate moderation in this key measure in future periods. We are pleased that our recent price increases continue to improve net reimbursement, especially considering the reduction in percentage of patients transported during the past year who have private insurance. To further offset this trend, we have implemented a 5% supplemental price increase effective April 1st, in addition to our normal annual price adjustments."

The Company will report financial results for the first quarter ended March 31, 2010 after the close of the market on Thursday, May 6, 2010. The Company has scheduled a conference call for Thursday, May 6, 2010 at 4:15 p.m. Eastern to discuss these results. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 71636013 for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital-Based Services Division is the largest provider of air medical transport services for hospitals. The Community-Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

CONTACT:  Air Methods Corporation
          Aaron D. Todd, Chief Executive Officer
          (303) 792-7413